Filed in the Office of *[signature]* Secretary of State State Of Nevada	Business Number C28763-1997 Filing Number 20254755772 Filed On 3/18/2025 10:00:00 AM Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: VOIP-PAL.COM INC. Entity or Nevada Business Identification Number (NVID): NV19971355704
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred stock, par value $0.01
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attachment.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* Signature of Officer Date: March 17, 2025

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT TO DESIGNATION OF THE SERIES A PREFERRED STOCK OF VOIP-PAL.COM INC.

Voip-Pal.com Inc., a Nevada corporation (the "**Corporation**"), hereby certifies that the following resolution was adopted by the board of directors of the Corporation (the "**Board**") pursuant to the authority of the Board as required by the Nevada Revised Statutes:

RESOLVED that, pursuant to the provisions of the articles of incorporation of the Corporation, as the same may be amended, modified or restated from time to time, which authorizes the issuance of 2,000,000 shares of preferred stock, par value $0.01 per share (the "**Preferred Stock**"), an additional 500,000 shares of Preferred Stock be designated as "**Series A Preferred Stock**" having the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, set forth in the Certificate of Designation of the Corporation dated effective May 25, 2022, as amended effective March 6, 2023 and October 8, 2024, with the result that the number of shares of Series A Preferred Stock is hereby increased from 1,000,000 to 1,500,000.